Exhibit 99

For Immediate Release
November 12, 2009
Contact: 513.271.3700
 John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2009 OPERATING RESULTS,
INCREASES REGULAR CASH DIVIDEND RATE, AND REAFFIRMS GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fourth quarter and full-year fiscal 2009 net sales of $42.5 million and $148.3 million, respectively,  increases of  16% and  6%, respectively, over the same periods of the prior fiscal year;

•
reported record fourth quarter and full-year fiscal 2009 operating income of $13.1 million and $48.8 million, respectively, increases of  15% and  10%, respectively, over the same periods of the prior fiscal year;

•	reported record fourth quarter fiscal 2009 earnings and diluted earnings per share of $8.9 million and $0.22, respectively, increases of 16% and 16% over the same periods of the prior fiscal year;

•	reported record full-year fiscal 2009 earnings and diluted earnings per share of $32.8 million and $ 0.80, respectively, increases of 8% and 8% over the same period of the prior fiscal year;

•	declared the regular quarterly cash dividend of $0.17 per share for the fourth quarter of fiscal 2009, (indicated annual rate of $0.68 per share);

•	announced a 12% increase in the annual indicated cash dividend for fiscal 2010 from $0.68 to $0.76 per share; and

•	reaffirmed its fiscal 2010 guidance of per share diluted earnings between $0.90 and $0.95 on net sales of $160 million to $165 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Net Sales	$42,461	$36,475	16%	$148,274	$139,639	6%
Operating Income	13,085	11,420	15%	48,779	44,350	10%
Net Earnings	8,930	7,684	16%	32,759	30,202	8%
Diluted Earnings per Share	$0.22	$0.19	16%	$0.80	$0.74	8%

	Sep. 30, 2009	Sep. 30, 2008
Cash and short-term investments	$61,315	$49,297
Working Capital	100,395	83,397
Shareholders’ Equity	137,905	128,489
Total Assets	155,997	146,431

FOURTH QUARTER AND FULL FISCAL YEAR RESULTS

Net sales for the fourth quarter of fiscal 2009 were $42,461,000 as compared to $36,475,000 for the same period of the prior fiscal year, an increase of 16%.  Net earnings for the fourth quarter of fiscal 2009 were $8,930,000, or $ 0.22 per diluted share, up 16% over the fourth quarter of fiscal 2008.  Diluted common shares outstanding for the fourth quarters of fiscal 2009 and 2008 were 41,253,000 and 41,062,000 respectively, an increase of less than 1%.

Net sales for fiscal 2009 were $148,274,000 as compared to $139,639,000 for fiscal 2008, an increase of 6%.  Net earnings for fiscal 2009 were $32,759,000 or $ 0.80 per diluted share, increases of 8% and 8%, respectively, over fiscal 2008.  Diluted common shares outstanding for fiscal 2009 and 2008 were 41,110,000 and 41,029,000, respectively, an increase of less than 1%.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.17 per share for the fourth quarter ended September 30, 2009.  The dividend is of record November 23, 2009 and payable December 3, 2009.  The Board of Directors has approved an increase to the indicated regular quarterly cash dividend rate of $0.02 bringing the quarterly rate to $0.19 per share for fiscal 2010.  This annual indicated dividend rate of $0.76 per share represents a 12% increase over the fiscal 2009 rate of $0.68 per share.  Meridian has now increased its regular cash dividend rate nineteen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2010 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2010, management expects net sales to be in the range of $160 million to $165 million and per share diluted earnings to be between $0.90 and $0.95.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.1 million at fiscal 2009 year end to 41.3 million at fiscal 2010 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2010.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At September 30, 2009, current assets were $ 117.1 million compared to current liabilities of $16.8 million, thereby producing working capital of $100.3 and a current ratio of 7.0.  Cash and short-term investments were $ 61.3 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FOURTH QUARTER AND FISCAL 2009 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods in fiscal 2009 and fiscal 2008.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Net Sales	$42,461	$36,475	$148,274	$139,639
Cost of goods sold	17,319	14,149	55,491	53,159
Gross profit	25,142	22,326	92,783	86,480

Operating expenses
Research and development	2,067	1,811	8,428	6,183
Sales and marketing	5,784	5,073	19,235	18,770
General and administrative	4,206	4,022	16,341	17,177
Total operating expenses	12,057	10,906	44,004	42,130

Operating income	13,085	11,420	48,779	44,350
Other income (expense), net	87	338	544	1,642
Income before income taxes	13,172	11,758	49,323	45,992
Income tax provision	4,242	4,074	16,564	15,790
Net earnings	$8,930	$7,684	$32,759	$30,202

Net earnings per basic common share	$0.22	$0.19	$0.81	$0.75
Basic common shares outstanding	40,539	40,240	40,390	40,093

Net earnings per diluted common share	$0.22	$0.19	$0.80	$0.74
Diluted common shares outstanding	41,253	41,062	41,110	41,029

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2009 and fiscal 2008 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Net sales
U.S. Diagnostics	$29,259	$23,541	$98,970	$88,419
European Diagnostics	6,582	6,271	25,870	27,980
Life Science	6,620	6,663	23,434	23,240
	$42,461	$36,475	$148,274	$139,639
Operating Income
U.S. Diagnostics	$10,597	$9,522	$39,490	$36,095
European Diagnostics	964	926	4,459	5,397
Life Science	1,471	1,069	4,728	3,186
Eliminations	53	(97)	102	(328)
	$13,085	$11,420	$48,779	$44,350

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, "The first half of fiscal 2009 was challenging due to a weakened economy, inventory de-stocking by customers, a surprisingly mild flu season and fluctuating currency effects.  During the second half, opportunities arose that enabled our strong record-setting finish.  Our respiratory sales were robust as shipments of our rapid influenza tests, driven by the H1N1 pandemic, drove a major portion of the growth of our diagnostics business units.  Our TRU brand tests for influenza and RSV (respiratory syncytial virus) were well accepted and represented more than 30% of our flu and RSV revenues during the quarter.  Flu test sales outside of the U.S., especially in Europe, helped our MBE business unit to exceed 10% organic growth in local currency during the quarter.  Rapid tests for foodborne diseases, such as toxigenic E. coli, also grew double-digits in Q4 and are expected to be a major contributor to fiscal 2010 sales increases.  Our Life Science unit, while essentially flat in revenues vs. Q4 2008, recorded an operating income increase of 21% due to improving operating fundamentals and a more profitable product mix.

As we begin fiscal 2010, we continue to rely upon the four primary drivers of our diagnostics business for revenue growth…tests for C. difficile, H. pylori, upper respiratory infections and foodborne disease.  The continuing acceptance of our TRU brand is encouraging and is tracking to plan.  Recent global distributor changes are expected to enhance our ability to grow our ex-U.S. business and our Life Science business is strengthening and will contribute both top and bottom line growth.  With regard to our molecular technology platform, illumigene™, we have recent data that meets or exceeds our expectations and we are still targeting revenue contribution from the launch of this technology later in the first half of fiscal 2010.”

William J. Motto, Executive Chairman of the Board, said, “Fiscal 2009 represented our seventh consecutive year of record operating results.  As we look forward to fiscal 2010, we expect double-digit growth in sales and earnings and new records to be set.  More specifically, our guidance to the financial community calls for net sales in the $160 million to $165 million range and per share diluted earnings between $0.90 and $0.95.  Consistent with our stated cash dividend policy and the outlook for fiscal 2010, the Board of Directors increased the regular indicated cash dividend rate from $0.68 to $0.76 per share, an increase of 12%.  This is the nineteenth increase in our cash dividend rate since we began paying regular cash dividends in 1991.  Our strong cash flow and conservatively capitalized balance sheet easily support the higher level of cash dividends as well as the continuation of our cash dividend policy.  During fiscal 2010, we will strive to introduce new products, serve new markets, and improve operating efficiencies.  We will continue to follow a highly disciplined approach to investigating potential acquisitions that could enhance our business without being dilutive to earnings.  In summary, fiscal 2010 promises to be a very good year and I look forward to reporting our accomplishments as the year unfolds.”

Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate can change expected results, as well as adverse trends in buying patterns from customers.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company which are incorporated by reference into this press release.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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